Exhibit 99.1

CEU & Nanchang Institute of Technology Establish Vocational Training and Certification Program
Press Release Source: China Education Alliance, Inc. On Tuesday March 22, 2011, 7:00 am EDT

HARBIN, China, March 22, 2011 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. ("China Education Alliance" or the "Company") (NYSE:CEU - News), a China-based education resource and services company, today announced the Company and Nanchang Institute of Technology ("NIT") have jointly established Nanchang Institute of Technology College of Vocational Training and Certification pursuant to an agreement between the Company and NIT (the "Agreement").

The Company will use its educational resources and experience to provide employment-oriented vocational training to students in NIT and students in Jiangxi province, a total of roughly 333,000 students. The Company is targeting 5,000 students in the first year, 15,000 students in the second year, and 30,000 students in the third year.

Under the Agreement, the Company will be responsible for teaching as well as recruiting for this training and certification program.  In return, the Company will receive 80% of the total income generated by this program. Based on an average tuition of RMB 1,000 per student, this program should bring considerable revenues to the Company.

Mr. Xiqun Yu, Chairman and Chief Executive Officer of China Education Alliance, said, "Development of vocational education is a second business segment for China Education Alliance. This cooperative effort with NIT is a new model to develop vocational education in colleges nationwide. The Company intends to capitalize on its expertise in this area and take advantage of this opportunity to broaden its educational offering. We hope to extend this model to other colleges and universities in the future. China has a total of 12.8 million students pursuing vocational studies in colleges and universities. This huge market will be a growth driver for the Company in the future."

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations of signing new customers and contracts, developing new products, projected revenues and earnings, and the success of new products. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. China Education Alliance undertakes no obligation to update the forward-looking information contained in this press release.

For more information, please contact:

China Education Alliance, Inc.
Alice Lee Rogers, CFO
Tel: +1-626-379-5956
Email: alice@edu-chn.com

Christensen
Jenny Wu
Tel: +86 10 5826 4939
Email: jwu@christensenIR.com